EXHIBIT 1

                       PLAN OF DISSOLUTION AND LIQUIDATION

            This Plan of Dissolution and Liquidation (the "PLAN") dated as of May 20, 2004, is in respect of the [GAM Global Fund] [GAM Japan Capital Fund] (the "FUND"), a separate series of GAM Funds, Inc. (the "COMPANY"), a Maryland corporation with its principal place of business at 135 East 57th Street, New York, New York 10022 operating as an open-end management investment company under the Investment Company Act of 1940 (the "1940 ACT"), and sets forth the terms and conditions of the Fund's complete dissolution, liquidation, and termination in conformity with the Company's Articles of Incorporation and By-Laws.

            WHEREAS, at a meeting of the Fund's Board of Directors on November 5, 2003, the Board of Directors, including those Directors who are not "interested persons" (as defined in the 1940 Act) of the Company or Fund, determined to submit the Plan to the Fund's shareholders for their approval, such Plan to provide for the orderly dissolution, liquidation, and termination of the Fund.

            NOW THEREFORE, upon approval of the Plan by the Fund's shareholders, the dissolution, liquidation, and termination of the Fund shall be carried out in the manner set forth herein:

            1. EFFECTIVE DATE OF PLAN. The Plan shall be effective only upon its approval by the vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund obtained at a special meeting of the Fund's shareholders called for the purpose of voting on the Plan. The date of the Plan's approval by the Fund's shareholders is hereinafter referred to as the "Effective Date."

            2. WINDING UP OF BUSINESS. Commencing with the Effective Date, the Fund shall wind up its business and affairs and, as soon as is practicable, distribute its net assets to shareholders in accordance with the provisions of the Plan after payment to (or reservation of assets for payment to) the Fund's creditors.

            Notwithstanding the provisions of the Plan, the Fund shall, prior to making the final liquidating distributions to shareholders described in Section 5, continue to (i) honor requests for the redemption of Fund shares received before the close of business on the Liquidation Date (as defined in Section 5); and (ii) issue shares, as appropriate, in connection with the reinvestment of dividends or distributions by existing shareholders.

            3. LIQUIDATION OF ASSETS. As soon as practicable after the Effective Date and consistent with the terms of the Plan, the Fund, to the extent it has not already done so, shall liquidate its assets to cash form.

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            4.  PAYMENT  OF  LIABILITIES.  As  soon  as  practicable  after  the
Effective Date, the Fund shall determine and pay (or reserve reasonable amounts to pay) all known liabilities of the Fund incurred or expected to be incurred prior to the date of the final liquidating distributions described in Section 5.

            5. FINAL LIQUIDATING DISTRIBUTIONS. As soon as practicable after the liquidation of all of its assets to cash form and the payment of (or the reservation of reasonable amounts for the payment of) known liabilities, the Fund shall calculate final liquidating distributions with respect to each class of its shares and distribute such net liquidation proceeds to all remaining shareholders of each class in the manner provided below. The date determined by the Fund for the calculation of such final liquidating distributions is hereinafter referred to as the "Liquidation Date."

            (a) Each shareholder who is a record holder of a class of Fund shares as shown on the books of the Fund as of the close of business on the Liquidation Date (a "RECORD HOLDER") shall be entitled to and shall receive from the Fund's net liquidation proceeds payable to that class a liquidating distribution proportionate to his share ownership of that class (a "LIQUIDATION DISTRIBUTION"). Each such Liquidation Distribution shall be calculated using the net asset value per share attributable to that class as determined as of the close of business on the Liquidation Date in accordance with the Fund's most recent prospectus and statement of additional information, as supplemented, and shall be rounded to the second decimal place.

            (b) As soon as practicable after the Liquidation Date, the Fund shall pay each Liquidation Distribution by check made payable to and mailed directly to the Record Holder.

            (c) No shareholder shall be entitled to interest on a Liquidation Distribution, and such distributions shall be subject to any applicable withholding fees or taxes.

            (d) The final liquidating distributions described above shall be in complete redemption and cancellation of all of the Fund's outstanding shares.

            6. TERMINATION OF THE FUND. As soon as practicable after the completion of the final liquidating distributions described in Section 5, the Fund shall be terminated pursuant to the terms of this Plan, the Company's Articles of Incorporation, and applicable provisions of Maryland law.

            7. EXPENSES OF LIQUIDATION AND TERMINATION. Under existing voluntary expense limitations, the Fund's investment adviser will bear all expenses that are incurred by the Fund in connection with the implementation of the Plan (other than brokerage commissions, taxes, and extraordinary expenses, if any).

            8. AUTHORIZATION OF DIRECTORS AND FUND OFFICERS. The Board of Directors and, subject to the general direction of the Board, the Fund's officers shall have the authority, in the name and on behalf of the Fund, to make, execute, and deliver


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such other agreements, conveyances,  assignments,  certificates, and filings and to take such further actions as they may deem necessary or desirable in order to carry out this Plan and to conduct and complete the winding-up of the business and affairs of the Fund, including the preparation and filing of all tax returns as well as any other forms or documents that may be required by the provisions of the Internal Revenue Code of 1986, as amended, the 1940 Act, applicable Maryland law, or any other applicable state or federal law.

            9. AMENDMENT AND TERMINATION OF PLAN.

            (a) Except as otherwise provided by applicable law, the Board of Directors shall have the authority to authorize such variations from or amendments to the provisions of this Plan as they may deem necessary or appropriate to effect the dissolution, liquidation, and termination of the Fund and the distribution of the Fund's net assets to shareholders.

            (b) Except as otherwise provided by applicable law, the Board of Directors may terminate this Plan and abandon the dissolution and liquidation contemplated hereby at any time prior to the Effective Date if, in the judgment of the Board of Directors, the facts and circumstances make proceeding with the Plan inadvisable.

            10. GOVERNING LAW PROVISIONS. This Plan shall be subject to and construed consistently with the Company's Articles of Incorporation and By-Laws and shall otherwise be governed by and construed in accordance with the laws of the State of Maryland.